Mail Stop 4561


								August 31, 2005


By U.S. Mail and facsimile to 541-618-6001

Tom Anderson
Chief Financial Officer and
Principal Accounting Officer
PremierWest Bancorp
503 Airport Road
Medford, Oregon  97504

Re:	PremierWest Bancorp
	Form 10-K for the Fiscal Year Ended December 31, 2004
	File No. 000-50332

Dear Mr. Anderson:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


      							Joyce Sweeney
								Accounting Branch Chief

Tom Anderson
PremierWest Bancorp
August 16, 2005
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